Exhibit 10.1

February 25, 2011
PERSONAL & CONFIDENTIAL
Mr. James J. Doré
Dear Jim:
     In recent weeks, we have had a number of conversations about your desire to cease full-time employment and move towards retirement. We also discussed the need for an orderly transition of your management responsibility in view of your executive role with Global and your industry experience. Following these discussions, I believe we have now fully discussed the nature of your future responsibilities to Global Industries, Ltd. (“Global” or the “Company”) as well as the terms under which you will terminate your full-time active employment with the Company in the next month and provide consulting services during a transition period. However, to avoid any misunderstandings, I thought it prudent to reduce our understandings to writing and formalize this matter. Jim, in making these arrangements, we have carefully considered the contributions you have made while working at Global over the last thirty-two years. Your efforts on behalf of Global are appreciated and I believe that the Company’s regard for you is reflected in this Agreement through which you will receive retirement and other benefits for which you are not otherwise eligible.
     Special Retirement Award. In recognition of your retirement after thirty-two years of service to the Company and your extraordinary efforts in building and providing leadership to our diving operations across the world, the Compensation Committee of the Board of Directors has granted you a special cash bonus of $300,000 and a grant of 32,500 shares of Global common stock. This award will be subject to normal tax withholding and will be paid within thirty (30) days of your retirement effective April 1, 2011.
     Salary and Benefit Continuation. We have agreed that you will terminate your full-time active employment with the Company effective March 31, 2011. However, in consideration of your agreement to provide consulting services to Global as provided herein, you will continue to receive your full salary ($27,250.00 per month) until March 31, 2013 as long as you are in compliance with the terms and conditions of this Agreement. Salary continuation payments will be paid at regular salary intervals. In the event of your death during this period, payment will be made to your surviving spouse or estate.
     As a Global executive, you currently participate in several welfare benefit plans, including medical, dental and life insurance. During the period you are providing consulting services, you will remain eligible for the welfare benefit plans (including Exec-U-Care) on the same basis as active executives of the Company. Then, for up to eighteen (18) months following

Mr. James J. Doré
February 25, 2011

the end of your consulting services (April 1, 2013 — October 31, 2014), you will be eligible to continue to participate in the medical and dental plans on the same basis as active employees of the Company under COBRA provided you continue to pay the required active employee contributions for this coverage. If at any time you lose coverage under any welfare plan because you failed to pay applicable contributions on a timely basis, you will forfeit any rights to future coverage for which you may otherwise be eligible pursuant to the Agreement. Your eligibility to participate in such welfare benefit plans will terminate when you become eligible to participate in a medical plan sponsored by another employer through your employment with that employer, even if such coverage is not as comprehensive or costs more than the Global medical plan. On and after April 1, 2011, you will not be eligible to participate in any voluntary or supplemental welfare coverages offered by the Company and eligibility for short and long term disability benefits and supplemental life insurance coverage will cease.
     As a Global employee, you have been eligible to participate in the Global 401(k) Plan. Effective April 1, 2011, you will no longer be eligible to participate in the 401(k) Plan because you will no longer be in active service.
     Consulting Services. In consideration of the salary continuation and benefits provided hereunder, you have agreed to provide consulting services to the Company equal to five (5) days per month at no cost for each full month you are paid a salary following the termination of your full-time active service. As noted below, this period will commence on April 1, 2011 and conclude on March 31, 2013. Such consultation services, if requested, will be performed by you at reasonable times and places and will not unreasonably interfere with your efforts to secure or perform new employment. Reasonable out-of-pocket expenses incurred by you in performing consultation services will be reimbursed by the Company in accordance with standard policy.
     Annual Bonus Incentive Plan. Due to the cessation of your active employment, you will not be eligible for any bonus award under the Management Incentive Plan for 2011.
     Auto Allowance. Due to the cessation of your active employment, your automotive allowance with cease as of April 1, 2011.
     Paid Time Off (PTO). On April 15, 2011, you will receive a lump sum payment for eight (8) days of accrued but unused 2011 PTO. (This assumes that you will not use any PTO in March. If you elect to do so, the payment to you will be adjusted accordingly.) No additional PTO will be earned during the period salary continuation is being provided to you.
     Stock Options. All Global stock options previously awarded have already vested and will remain available for exercise for the full-term of the option award in accordance with the terms of the options except such exerciseability will not be affected by you ceasing active employment.
     Restricted Stock. The forfeiture restrictions on the 10,000 shares of restricted stock awarded to you on March 24, 2010 will lapse as scheduled on March 24, 2011 after which time you will hold such shares on an unrestricted basis.

Mr. James J. Doré
February 25, 2011

     Performance Share Awards. As a Global executive, you were awarded Performance Share Units in each of the last several years. We have agreed that you will continue to be eligible to earn a full share of the awards for the 2010-2011 cycle depending upon the Company’s results in the cycle without pro-ration for your active-service period. Performance shares earned by you, if any, will be distributed to you at the same time and on the same terms as the other participants. In addition, in February 2011, you received 27,090 shares earned pursuant to the 2009 performance share award cycle.
     Relocation. We have agreed that reasonable costs for relocations from Houston to the Lafayette, Louisiana area will be paid by Global. These costs will include professional movers and temporary storage of personal possessions but will not include closing costs or loss on sale of your Houston residence.
     Change-In-Control. On January 1, 2010, you entered into a Change-In-Control Agreement with the Company which would provide you with certain benefits in the event your employment terminated following a change-in-control of the Company. This Agreement will terminate effective April 1, 2011.
     Covenant Not to Compete. In our conversations, you acknowledged that the restrictions on your activities contained in this paragraph are in consideration of the Company’s agreement to provide you with the separation benefits outlined herein.
     So long as you are receiving the Additional Separation Benefits outlined herein, you shall not assist in any way, serve in any capacity with, or own, directly or indirectly, any interest in, a competitor of the Company for which you are employed (except that you may hold an interest in a publicly traded competitor not exceeding one (1) percent of the competitor’s outstanding stock). This restriction on competition shall apply to service with a competitor of the Company with respect to those customers, markets, products and/or services for which you held responsibility during your employment and shall apply to competition conducted in the specific geographic areas(s) or territories which you engaged in business on behalf of the Company.
     As used herein, “competitor” of the Company shall include only those organizations named on the attached Exhibit A, including any and all parent corporations, subsidiaries, joint ventures, and successors. As such, the restriction on competition set forth herein shall only apply with respect to those listed entities and their parent corporation, subsidiaries, joint ventures and successors.
     The Company’s obligation to continue making salary continuation payments under this Agreement and to permit exercise of stock options is conditioned upon your compliance with the foregoing paragraphs regarding competition. If any provision in this covenant or the non-solicitation covenant is found to be unenforceable, or if you challenge the enforceability of any such provision, you shall not be entitled to salary continuation payments, exercise of stock options or receipt of Company stock issued under the Plan. In the event this restriction is deemed unreasonable by any court, you and the Company agree that the court may reduce such restriction to one it deems reasonable to protect the Company.

Mr. James J. Doré
February 25, 2011

     Non-Solicitation of Employees. For the two (2) year period commencing April 1, 2011, you shall not, on behalf of yourself or any other person, firm, company business or other legal entity, directly or indirectly, solicit, influence or attempt to influence any management, sales, technical design or engineering employee, representative or advisor of the Company (i) to terminate his or her employment relationship with the Company and/or (ii) to work in any manner for you, or any entity affiliated with you. In the event any court deems this restriction unreasonable, you and the Company agree that the court may reduce such restriction to one it deems reasonable to protect the Company.
     Arbitration. Any claim or dispute arising in connection with the Agreement which is not settled by the parties within sixty (60) days of notice thereof first being given by either party to the other shall be finally settled by arbitration (under the Employment Dispute Resolution Rules of the American Arbitration Association), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over it. There shall be one arbitrator, who shall be compensated at his normal hourly or per diem rate for all time spent in connection with the arbitration proceedings and pending final award appropriate compensation and expenses shall be advanced equally by the parties. The arbitrator shall actively manage the arbitration to make it fair, expeditious, economical and less burdensome and adversarial than litigation, and the award rendered shall not include punitive damages and shall state its reasoning. The arbitrator’s fees and expenses shall be shared equally by each party. This provision is intended to conform to Texas law and said law may be substituted for any term of this provision that does not conform to that law.
     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect to the subject matter contained herein and supersedes all prior agreements (except stock option, restricted stock and performance share unit awards agreements, all of which remain in effect), promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of any party hereto.
     Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas including all matters of construction, validity and performance. Subject to the arbitration provisions set forth herein, the parties further agree that any lawsuit under this Agreement must be brought in state or federal court in Harris County, Texas.
     The salary and benefit continuance and special retirement award described above represent benefits for which you are not normally eligible. As a condition of receiving these benefits, you must sign and return the attached Waiver and Release and Acceptance of Additional Separation Benefits to my attention within twenty-one (21) days (i.e., on or before March 18, 2011). Payment of the Additional Separation Benefits will then be processed after expiration of an additional seven (7) days revocation period.

Mr. James J. Doré
February 25, 2011

     Please contact me if you have questions regarding the terms, conditions and entitlements in conjunction with your separation. We recognize and appreciate your service in support of Global Industries and wish you the best in your future.

Sincerely,
/s/ John B. Reed
John B. Reed
Chief Executive Officer